EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-64302) pertaining to the Amended and Restated 2000 Stock Option and Equity Incentive Plan, 2000 Employee Stock Purchase Plan, 1996 Stock Plan and 1992 Stock Option Plan of Monolithic System Technology, Inc., of our reports dated March 15, 2005, with respect to the consolidated financial statements and schedule of Monolithic System Technology, Inc., Monolithic System Technology, Inc., management’s assessment of the effectiveness of internal control over financial reporting , and the effectiveness of internal control over financial reporting of Monolithic System Technology, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2004.

/s/ Ernst & Young LLP
San Jose, California
March 16, 2005